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                                                                    EXHIBIT (99)

                              FIRST COMMUNITY BANK

For Immediate Release                                               NEWS RELEASE

Contact:  Joseph Beaulieu, Vice                                 February 7, 1997
          President, Marketing
          (360) 456-0076 ext.119 fax:
          (360) 459-0137

First Community Bank (Lacey, Wash.) completed its merger today with Prairie Security Bank

      The merger has created the 14th largest commercial bank in the State of Washington, with combined assets of $225 million. A total of 11 branches will operate throughout Grays Harbor, Lewis, Thurston and Pierce counties.

      Most significant was the planning done prior to the merger, where management of both institutions worked to create a situation that would benefit customers and staff.

      Rather than orchestrate job layoffs, the two banks merged branches and departments with the clear intent of absorbing all employees, though there has been a reduction in job positions due to attrition.

      Hiring by the individual banks was kept to a minimum in the months prior to the merger. "We have related a short-term understanding of some personnel," said Ken F. Parsons, Chief Executive Officer of First Community Financial Group
(FCFG), "but we knew these positions would fill after the merger. In effect, we were watching out for our staff in the future."

      Michael D. Edwards, President of Prairie Security Bank, called the merger "a merging of strengths" between the two banks. "This is not about being a gigantic bank. This is about being a better bank," Edwards said.

      Staff members of both banks have already resolved information and logistic concerns. Officers and staff have been shuttling between the two banks' offices for more than four months, to help manage the impact of the merger.

      "This has been an incredibly smooth merger," Parsons said. "These are two local banks that care about customers, personnel, and their communities."

                                       END